Exhibit 5.1
July 3, 2006
Cygnus Oil and Gas Corporation
1600 Smith Street, Suite 5100
Houston, TX 77002
Ladies and Gentlemen:
     We have acted as counsel to Cygnus Oil and Gas Corporation (f/k/a Touchstone Resources USA, Inc.), a Delaware corporation (the “Company”), in connection with the filing of the registration statement on Form S-1 (Registration Number 333-134323) (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale by certain equity holders of up to an aggregate of (1) 25,290,921 shares of common stock, $.001 par value per share (“Common Stock”), of the Company (the “Issued Shares”), (2) 26,981,133 shares of Common Stock issuable upon conversion of convertible notes (the “Conversion Shares”), (3) 5,795,630 shares of Common Stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock (the “Series A Conversion Shares”), (4) 19,120,449 shares issuable upon exercise of various warrants granted by the Company (the “Warrant Shares”), (5) 16,863,211 shares issuable upon exercise of the Company’s Series A Warrants (the “Series A Warrant Shares”) and (6) 10,792,454 shares issuable upon exercise of the Company’s Series B Warrants (the “Series B Warrant Shares “).
     As the basis for the opinion hereinafter expressed, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents. As to questions of fact material to such opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.
     Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that (1) the Issued Shares are validly issued, fully paid and nonassessable, (2) the Conversion Shares will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the respective notes convertible into such Conversion Shares, (3) the Series A Conversion Shares will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Company’s Certificate of Designation of Series A Convertible Preferred Stock, (4) the Warrant Shares will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the respective warrants underlying such Warrant Shares, (5) the Series A Warrant Shares will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Series A Warrant agreements and (6) the Series B Warrant Shares will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Series B Warrant agreements.

     We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law). The opinion expressed herein is given as of this date; and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter.
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ WINSTEAD SECHREST & MINICK P.C.